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                                                                    Exhibit 99.2



CONTACTS:

Tom Galvin
Cisco Systems, Inc.
(408) 525-8530
tgalvin@cisco.com

Blair Christie
Cisco Systems, Inc.
(408) 525-4856
blchrist@cisco.com

             CISCO SYSTEMS, INC. ANNOUNCES DEPARTURE OF DON LISTWIN

      Executive Vice President of Corporate Marketing, Service Provider and
                    Consumer Lines of Business Departs Cisco



     SAN JOSE, Calif. - August 8, 2000 - Cisco Systems, Inc. the worldwide leader in networking for the Internet, today announced the departure of Don Listwin, Executive Vice President of Cisco's corporate marketing, Service Provider and Consumer Lines of Business. Listwin is leaving to become the CEO of a Cisco ecosystem partner in which Cisco holds a minority investment.

     "Throughout his career at Cisco, Don has demonstrated vision, leadership and passion," said John Chambers, President and CEO of Cisco Systems. "He has a proven record of success helping lead Cisco into new markets and establishing the importance of open, standards-based Internet solutions for our customers. I am very sorry to see him leave Cisco. I want to thank Don for his contributions, friendship and wish him continued success especially in driving up the stock price of our investment."

     Cisco has built a world class management team focused on the customer, execution and delivering results. The company has third, fourth and fifth generation leaders in key positions who are viewed as world class thought leaders within their individual areas of expertise and the industry as a whole.


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     As an example of the close working relationship Cisco will continue to have with Don, Kevin Kennedy, senior vice president, Service Provider Line of Business, intends to assume a seat on the board of directors of Don's company.

     "This really demonstrates the value of an ecosystem," said Chambers. "Don will continue to work with Cisco to drive solutions for the industry built around open, standards-based technology. Once again, we wish Don continued success in his new endeavor."

ABOUT CISCO SYSTEMS

     Cisco Systems, Inc., (NASDAQ: CSCO) is the worldwide leader in networking for the Internet. News and information are available at www.cisco.com.